Exhibit 11

        STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

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
                                     Three Months Ended        Six Months Ended
                                        December 31,              December 31

                                      1994        1993          1994        1993
Net income per share
was computed as follows:

Primary:
  1)  Net income                 $ 1,784,931  $ 1,509,914   $ 2,757,655  $ 2,747,461

  2)  Weighted average
      common shares
      outstanding                  6,005,070    5,963,312     5,998,436    5,954,797


  3)  Incremental shares
      under stock options
      computed under the
      treasury stock
      method using the
      average market price
      of issuer's common
      stock during the
      periods                        189,894       94,467       192,439       56,224

  4)  Weighted average
      common and common
      equivalent shares
      outstanding                  6,194,964    6,057,779     6,190,875    6,011,021

  5)  Net income per share
      (item 1 divided by
      item 4)                    $       .29  $       .25   $       .45  $       .46

Fully diluted:

  1)  Net income                 $ 1,784,931  $ 1,509,914   $ 2,757,655  $ 2,747,461

  2)  Weighted average
      common shares
      outstanding                  6,005,070    5,963,312     5,998,436    5,954,797

  3)  Incremental shares
      under stock options
      computed under the
      treasury stock
      method using the
      market price of
      issuer's common at
      the end of the periods
      if higher than the
      average market price           189,894      160,463       192,439      152,085

  4)  Weighted average
      common and common
      equivalent shares
      outstanding                  6,194,964    6,123,775     6,190,875    6,106,882

  5)  Net income per share
      (item 1 divided by
      item 4)                    $       .29  $       .25   $       .45  $       .45

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